Exhibit 99.1

   Chiron Reports 2003 First Quarter Pro-Forma Results of 30 Cents Per Share

             22 Percent Increase in Pro-Forma Revenues Over 2002

    EMERYVILLE, Calif., April 23 /PRNewswire-FirstCall/ --
Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $56 million, or $0.30 per share, for the first quarter of 2003, compared to $41 million, or $0.21 per share, for the first quarter of 2002. (Chiron management uses pro-forma financials to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions, discontinued operations, and certain revenues, which may not be relevant to gaining an understanding of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financials.) On a GAAP basis, Chiron's income from continuing operations was $61 million, or $0.32 per share, for the first quarter of 2003, compared to a loss of $19 million, or $0.10 per share, for the first quarter of 2002. The loss in 2002 was due to charges resulting from the acquisition of Matrix Pharmaceuticals. (All references to per-share amounts are per diluted share.)
    "Chiron has again delivered strong results for shareholders, based on the power of our unique business model," said Sean Lance, Chiron's chairman. "In the first quarter of 2003, we saw all three business units make important clinical advances in our key franchise programs. Chiron has a dynamic pipeline filled with programs that have both great financial potential and the capacity to impact human health worldwide."

    Overall Results
    Total pro-forma revenues in the first quarter of 2003 were $307 million, an increase of approximately 22 percent from $252 million in the first quarter of 2002. Net product sales increased 26 percent in the first quarter of 2003, to $219 million from $174 million in the first quarter of 2002. All other revenues increased 12 percent in the first quarter of 2003, to $88 million from $78 million in the first quarter of 2002. On a GAAP basis, total revenues in the first quarter of 2003 were $321 million.

    BioPharmaceuticals
    The BioPharmaceuticals division reported total net product sales and Betaferon(R) royalties of $116 million in the first quarter of 2003, compared to $104 million in the first quarter of 2002. The gross profit margin on biopharmaceutical products sold during the first quarter of 2003 was 79 percent, up from 77 percent in the first quarter of 2002.

    -- TOBI(R) (tobramycin solution for inhalation) sales in the first quarter of 2003 were $41 million, compared to $36 million in the first quarter of 2002, primarily due to progress of TOBI in the European market, increased patient demand and compliance in the United States, and the benefit of foreign exchange rates, offset by wholesale ordering patterns.
    -- Sales of Betaseron(R) (interferon beta-1b) to Berlex Laboratories, Inc.
       (and its parent company Schering AG) for marketing and resale were $29 million in the first quarter of 2003, compared to $22 million in the first quarter of 2002. Royalties from Schering AG's European sales of Betaferon were $14 million in the first quarter of 2003, compared to $13 million in the first quarter of 2002. These increases were driven by price increases and wholesale ordering patterns, offset by a one-time benefit in the first quarter of 2002 due to adjustments to Chiron's non-U.S. product sales and royalties.
    -- Proleukin(R) (aldesleukin, a recombinant form of interleukin-2) sales were $26 million in the first quarter of 2003, compared to $24 million in the first quarter of 2002, due primarily to price increases and the benefit of foreign exchange rates.

    Vaccines
    Vaccines net product sales in the first quarter of 2003 were $68 million, compared to $58 million in the first quarter of 2002. The gross profit margin on vaccines products for the first quarter of 2003 was 49 percent, compared to 48 percent in the first quarter of 2002.

    -- Sales of Menjugate(TM) totaled $8 million in the first quarter of 2003, compared to $6 million in the first quarter of 2002, due to increased sales to the Italian market and the benefit of foreign exchange rates.
    -- Sales from Chiron's travel vaccines were $26 million in the first quarter of 2003, compared to $18 million in the first quarter of 2002, due primarily to increased sales of the tick-borne encephalitis vaccine Encepur(TM) in Germany and the benefit of foreign exchange rates. Typically, the first half of the year is the prime season for Encepur.
    -- Sales of Chiron's pediatric, flu and other vaccines products were $34 million in the first quarter of 2003, level with the first quarter of 2002.

    Blood Testing
    Total Blood Testing revenues in the first quarter of 2003 were $93 million, compared to $57 million in the first quarter of 2002. Total Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint immunodiagnostic business with Ortho-Clinical Diagnostics, Inc. (Ortho), a Johnson & Johnson company; and royalties paid by F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening.

    -- Sales related to Procleix were $42 million in the first quarter of 2003, compared to sales of $18 million in the first quarter of 2002. Product revenues recognized in the first quarter of 2003 include commercial pricing for Procleix, which started late in the second quarter of 2002, and continued penetration by Procleix into several markets abroad.
    -- Revenues recorded in equity in earnings from the Ortho joint business were $26 million in the first quarter of 2003, compared to $19 million in the first quarter of 2002, due to increased joint business profits and a one-time benefit due to a change in estimates relating to Ortho's non-U.S. affiliate sales.
    -- Royalties paid by Roche related to NAT blood screening were $14 million in the first quarter of 2003, compared to $9 million in the first quarter of 2002.

    Pipeline and Products Update
    Chiron has a diverse and robust array of clinical programs and product franchises, with a focus on cancer and infectious disease. The company is committed to expanding its franchises through geographic and market expansion, new indications and new products. Chiron expects to continue to see advances in franchises across all three business units in 2003.

    BioPharmaceuticals:  Inhaled Antibiotics
    TOBI, for cystic fibrosis (CF) patients with chronic pseudomonal lung infection, is the cornerstone of Chiron's inhaled antibiotics franchise. The company is exploring ways to grow this franchise through new formulations, new delivery systems, expanded indications and novel antibiotics.

    -- Chiron recently made an important expansion to its inhaled product franchise with the acquisition from Novartis of commercial and development rights to aerosolized cyclosporine, which is under evaluation for the treatment of acute lung transplant rejection. The agreement will leverage Chiron's expertise in inhaled antibiotics and its strong presence with pulmonologists, hospitals, and patients with CF, which is itself among the leading causes of lung transplantation.
    -- Chiron will concentrate its development efforts on a dry-powder formulation of TOBI, suitable for delivery in a handheld device and developed in collaboration with Nektar Therapeutics. Chiron anticipates entering Phase I testing for this formulation in the second half of 2003.

    BioPharmaceuticals:  Betaseron
    Betaseron continues to distinguish itself in the multiple sclerosis (MS) market through its strong clinical results and expanded labeling. Convenience features, including the introduction of a room-temperature formulation in 2002, and new studies will help drive Betaseron growth.

    -- In the first quarter of 2003, the U.S. Food and Drug Administration
       (FDA) approved new labeling for Betaseron, expanding Betaseron's indication to treat all relapsing forms of MS to reduce the frequency of clinical exacerbations. Relapses can affect patients with both relapsing-remitting MS and secondary progressive MS. The expanded labeling reinforces the importance of high-dose, high-frequency administration in maximizing the product's benefit and strengthens Betaseron's position in the market.
    -- Chiron and its marketing partners Berlex and Berlex's parent Schering
       AG are conducting a three-pronged effort to strengthen Betaseron's position in a growing market. Clinical trials, including the ABOVE, BEYOND and BENEFIT trials, have the potential to reinforce the value of Betaseron's high-dose, high-frequency clinical message and the benefits of early treatment. New product improvements, including a saline syringe unit dose pack in the United States, are in development to increase ease of use. Innovative marketing efforts, including the Betaseron Patient Education Network, a web-based technology that delivers information to patients and caregivers, are also bolstering Betaseron sales.

    BioPharmaceuticals:  Oncology
    Chiron's anticancer franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- Leveraging a decade's worth of experience with Proleukin as an immune system modulator, Chiron currently has four clinical trials underway -- two in Phase II and two in Phase I -- to study the potential of Proleukin or the second-generation liquid formulation to increase the clinical benefit of rituximab and trastuzumab in cancer treatments. Chiron anticipates having sufficient data from several of these trials to make a decision about next steps by the end of 2003.

    Vaccines
    Chiron is the fifth-largest vaccine business in the world and markets more than 30 novel and conventional vaccines for adults and children. The company is investing in the vaccines business to develop new products with significant growth potential.

    -- Chiron has begun its Phase III trial in the United States for Menjugate, its conjugate vaccine to prevent meningococcal C disease. This trial will extend the existing safety database for Menjugate to include a U.S. population. Chiron expects to complete the Phase III trial and present data to the FDA in 2004.
    -- Chiron is developing vaccines for the five primary serogroups that cause meningococcal disease.
       * In the first quarter of 2003, Chiron completed the data analysis from the Phase I trial for its combination ACYW vaccine and will advance the program to Phase II later in 2003.
       * Chiron has seen positive proof-of concept data from the Phase I trial for the company's first-generation, broad-coverage meningococcal B vaccine. This data raised the company's confidence in the potential of its second-generation vaccine candidate. Chiron expects to bring its second-generation candidate into Phase I testing in 2004.

    -- Based on Phase I results, Chiron is initiating a Phase II trial for its cell culture-derived flu vaccine, which it anticipates will allow greater flexibility and output.

    Blood Testing:  Procleix
    Chiron is a leader in blood testing and making the blood supply safer. Through its NAT collaboration with Gen-Probe Incorporated, the company expects to expand its leadership through new geographies, greater market penetration, additional assays and enhanced automation of the Procleix eSAS System, the instrumentation upon which the Procleix assays run.

    -- Chiron and its collaborator Gen-Probe Incorporated announced the FDA's acceptance of an IND for a West Nile virus assay, which Chiron expects to make available under IND testing on a cost-recovery basis by July 1, 2003, in line with the timetable requested by federal health authorities.
    -- Chiron expects that the IND for the Procleix Ultrio(TM) Assay, which adds a hepatitis B virus assay to the current Procleix HIV-1/HCV Assay, will be filed in the United States in the second half of 2003. Chiron is also working to ensure that Ultrio will complete the process for CE marking in Europe this year. Chiron has already received a CE mark for its Procleix HIV-1/HCV Assay; it has also received CE marking for its RIBA HIV and HCV tests, which are sold through the company's joint business with Ortho.

    Other Recent Business Milestones
    In other recent business milestones, Chiron:

    -- Appointed Howard Pien CEO, president, and member of the board of directors. Mr. Pien was formerly president of GlaxoSmithKline Pharmaceuticals International.
    -- Appointed J. Richard Fredericks, former U.S. ambassador to Switzerland and Liechtenstein, to the company's board of directors.
    -- Announced the resignation of CFO James R. Sulat and the appointment of
       David Smith, vice president of finance, as interim CFO.
    -- Received United States Patent No. 6,531,276, directed to NAT methods for HIV-1. The patent both applies to screening blood donations and plays an important role in the treatment of HIV-positive patients.
    -- Received a citation from NASDAQ for "actions in keeping with the highest ideals of humanity," commending the company's donation of 30 million doses of polio vaccine to the Poliomyelitis Global Eradication Initiative.
    -- Launched its newly designed website, with more product, pipeline, global and audience-tailored information. The company also issued its 2002 annual report with the theme "One Company. World Impact."

    1Q03 Earnings Conference Call
    Chiron will hold a conference call and webcast on Wednesday, April 23, 2003, at 4:45 p.m. Eastern Daylight Time (EDT) to review its first-quarter 2003 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.
    To access either the live call or the one-week archive via the Internet, please log on to http://www.chiron.com/webcast . Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-888-306-2701 (U.S.) or 706-634-2118
(international). Replay is available approximately two hours after the completion of the call through 11:59 p.m. EDT, Wednesday, April 30, 2003. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291
(international).  The conference ID number is 9720036.

    About Chiron
    Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercializes its products through three business units: biopharmaceuticals, vaccines and blood testing. For more information about Chiron, visit the company's website at http://www.chiron.com.

    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product marketing, acquisitions and in- and out-licensing activities that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activity will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including shareholder and regulatory approvals and the integration of operations.
    Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

    NOTE: Encepur, Menjugate, Procleix, Proleukin, TOBI and Ultrio are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                 Three Months Ended
                                                      March 31,
                                                        2003
                                           Pro Forma   Pro Forma
                                          Adjusted(1)  Adjustments  Actual

    Revenues:
      Product sales, net                    $218,620        $--    $218,620
      Equity in earnings of
       unconsolidated joint businesses        26,452         --      26,452
      Collaborative agreement revenues         4,114         --       4,114
      Royalty and license fee revenues        53,424         --      53,424
      Other revenues                           4,012    (14,413)     18,425

          Total revenues                     306,622    (14,413)    321,035

    Operating expenses:
      Cost of sales                           85,589         --      85,589
      Research and development                82,130         --      82,130
      Selling, general and administrative     73,042         --      73,042
      Write-off of purchased in-process
       technologies                               --         --          --
      Amortization expense                        --     (7,613)      7,613
      Restructuring and reorganization
       charges                                   156         --         156
      Other operating expenses                 1,535         --       1,535

          Total operating expenses           242,452     (7,613)    250,065

    Income (loss) from operations             64,170     (6,800)     70,970

    Interest expense                          (3,462)        --      (3,462)
    Other income, net                         14,318         --      14,318
    Minority interest                           (400)        --        (400)

    Income (loss) from continuing
     operations before income taxes           74,626     (6,800)     81,426
    Provision for income taxes                18,657     (1,700)     20,357

    Income (loss) from continuing
     operations                               55,969     (5,100)     61,069

    Gain on disposal of discontinued
     operations                                1,426         --       1,426

    Net income (loss)                        $57,395    $(5,100)    $62,495

    Basic Earnings (Loss) per share:
       Income (loss) from continuing
        operations                             $0.30                  $0.33
       Net Income (Loss)                       $0.31                  $0.33

    Diluted Earnings (Loss) per share:
       Income (loss) from continuing
        operations                             $0.30                  $0.32
       Net Income (Loss)                       $0.30                  $0.33


    Shares used in calculating basic
     earnings per share                      186,649                186,649

    Shares used in calculating diluted
     earnings per share                      189,687                189,687


                                                  Three Months Ended
                                                       March 31,
                                                         2002
                                           Pro Forma    Pro Forma
                                          Adjusted(2)   Adjustments  Actual

    Revenues:
      Product sales, net                    $173,584        $--    $173,584
      Equity in earnings of
       unconsolidated joint businesses        18,798         --      18,798
      Collaborative agreement revenues         6,207         --       6,207
      Royalty and license fee revenues        44,878         --      44,878
      Other revenues                           8,730         --       8,730

          Total revenues                     252,197         --     252,197

    Operating expenses:
      Cost of sales                           66,166         --      66,166
      Research and development                78,773         --      78,773
      Selling, general and administrative     62,770         --      62,770
      Write-off of purchased in-process
       technologies                               --    (54,781)     54,781
      Amortization expense                        --     (7,378)      7,378
      Restructuring and reorganization
       charges                                    --         --          --
      Other operating expenses                 4,583         --       4,583

          Total operating expenses           212,292    (62,159)    274,451

    Income (loss) from operations             39,905     62,159     (22,254)

    Interest expense                          (3,155)        --      (3,155)
    Other income, net                         20,147         --      20,147
    Minority interest                           (419)        --        (419)

    Income (loss) from continuing
     operations before income taxes           56,478     62,159      (5,681)
    Provision for income taxes                15,249      1,993      13,256

    Income (loss) from continuing
     operations                               41,229     60,166     (18,937)

    Gain on disposal of discontinued
     operations                                   --         --          --

    Net income (loss)                        $41,229    $60,166    $(18,937)

    Basic Earnings (Loss) per share:
       Income (loss) from continuing
        operations                             $0.22                 $(0.10)
       Net Income (Loss)                       $0.22                 $(0.10)

    Diluted Earnings (Loss) per share:
       Income (loss) from continuing
        operations                             $0.21                 $(0.10)
       Net Income (Loss)                       $0.21                 $(0.10)


    Shares used in calculating basic
     earnings per share                      189,577                189,577

    Shares used in calculating diluted
     earnings per share                      193,577                189,577

    (1) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm and (b) the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Laboratories.

    (2) Pro Forma Adjusted amounts exclude (a) the write-off of purchased in-process technologies related to the Matrix acquisition and (b) the amortization expense on acquired intangible assets related to the PathoGenesis acquisition and the Chiron Behring acquisition.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited)
     (In thousands)


                                                March 31,        December 31,
                                                   2003              2002

                   Assets
    Current assets:
        Cash and short-term investments           $842,845          $874,080
        Accounts receivable, net                   266,915           278,625
        Current portion of notes
         receivable                                    734               718
        Inventories                                166,211           146,005
        Other current assets                        97,908            86,294
            Total current assets                 1,374,613         1,385,722
    Noncurrent investments in marketable
     debt securities                               436,759           414,447
    Property, plant, equipment and
     leasehold improvements, net                   387,539           373,558
    Other noncurrent assets                        769,141           786,617
                Total assets                    $2,968,052        $2,960,344

          Liabilities and stockholders' equity
    Current liabilities                           $264,265          $298,636
    Long-term debt                                 418,941           416,954
    Noncurrent unearned revenue                     58,958            62,580
    Other noncurrent liabilities                    82,125            81,809
    Minority interest                                5,804             5,355
    Put options                                     18,394            19,054
    Stockholders' equity                         2,119,565         2,075,956
                Total liabilities and
                 stockholders' equity           $2,968,052        $2,960,344